Exhibit 10.2

EXECUTION VERSION

DATED	OCTOBER 17, 2013

CME MEDIA SERVICES LIMITED

and

ANTHONY CHHOY

SEPARATION AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 17 October 2013,

BETWEEN:

(1)	CME Media Services Limited (Company number 06847543) whose registered office is at 5 Fleet Street, London EC4M 7RD (“the Company”); and

(2)	Anthony Chhoy of Za Zameckem 10, Praha 5, 158 00, Czech Republic (“the Employee”)

BACKGROUND:

The Company and the Employee have had discussions concerning the termination of the Employee’s employment with the Company.

(A)	The Employee was employed by the Company from 21 November 2005 under an amended and restated contract dated 1 December 2010 (the “Contract”).

(B)	The Employee’s employment with the Company shall terminate on 15 November 2013 in accordance with Article 52(c) of the Labour Code.

(C)	The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment, his directorships and their termination or otherwise against the Company or any Group Company (as defined below) or their directors, officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement.

(D)	The parties intend this Agreement to be an effective waiver of any such claims.

IT IS AGREED that:

1	INTERPRETATION

For the purposes of this Agreement, the following definitions apply:

Confidential Information: is information in whatever form (including, but not limited to, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products or affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, information concerning advertising, carriage fees and other revenue sources, sales data, sales promotion, research, programming and plans for programming, production and plans for production, finances, accounting, methods, processes, business plans, lists and records of any current or potential suppliers, clients, customers, agents, distributors or other technical data and know‑how relating to the business of the Company or any Group Company or any of their current or potential suppliers, clients, customers, agents, distributors, shareholders or management whether or not such information (if in anything other than oral form) is marked confidential;

Copies: copies or records of any Confidential Information in whatever form (including, but not limited to, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, but not limited to, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

Group Company: is the Company, Central European Media Enterprises Ltd ("CME Ltd.") any company of which they are a Subsidiary (their holding company) and any Subsidiary of the Company, CME Ltd. or of any such holding company;

Labour Code: the labour code applicable in the Czech Republic (Act no. 262/2006 Coll.);

Non-Affiliated Party: any party, firm or entity that is not a Third Party;

Subsidiary: in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

Termination Date: 15 November 2013;

Termination Payment: as defined in clause 3; and

Third Party: any Group Company or any director, officer or employee of the Company or any Group Company.

1.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction. The Company is entering into this Agreement for itself and as agent and trustee for all Group Companies and is duly authorised to do so.

1.2	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

2	ARRANGEMENTS PRIOR TO THE TERMINATION DATE

2.1	The Company shall:

2.1.1	pay the Employee’s basic salary up to the Termination Date in the usual way;

2.1.2	continue to provide any benefits to the Employee in the usual way up to the Termination Date.

2.2	The payment and benefits in clause 2.1 shall be subject to any tax and social or health insurance contributions or other statutory deductions that the Company is obliged by law to pay or deduct.

2.3	As of the Termination Date, the Employee does not have any accrued holiday entitlement.

2.4	The Employee shall within 7 days of the Termination Date submit a final expenses claim, if any, and the Company shall reimburse the Employee for any expenses properly incurred prior to the Termination Date in accordance with normal Company guidelines.

2.5	The Employee will use all reasonable endeavours until the Termination Date to promote, protect and develop the business of the Company and any Group Company. The Employee will also faithfully perform his duties under this Agreement and any applicable duties under his Contract (which shall, for the avoidance of doubt, remain in force until the Termination Date) as well as such other duties or directions given by the directors or officers of the Company, including, but not limited to conducting an effective handover of his duties to any such person nominated by the Company, including any successor, and cooperating with the Company relating to the continuing implementation of any key strategic initiatives. If the Employee fails to carry out these duties to the satisfaction of the Company and/or breaches any of the material terms of this Agreement and/or his Contract or if the Employee is guilty of any serious misconduct or any other conduct which seriously affects or is likely to seriously affect prejudicially the interests of the Company or any Group Company, the Company may terminate this Agreement with immediate effect and without making the Termination Payment.

2.6	Subject to clause 2.5, the Company reserves the right to place the Employee on garden leave at any point prior to the Termination Date. If the Employee is placed on garden leave, he will be unable to contact clients, customers, suppliers and/or employees of the Company, other than, in the case of employees of the Company, for purely social purposes. The Employee will be available to provide reasonable support for any queries that arise prior to the Termination Date.

3	COMPANY’S OBLIGATIONS

3.1	Subject to the terms set out below (including clause 5.1) and the Employee materially complying with the terms of this Agreement, the Employee will receive an amount equal to CZK 29,185,664 (twenty-nine million one hundred eighty five thousand six hundred sixty four Czech koruna) (“the Termination Payment”).
3.2	The Termination Payment will be made within 14 days of the later of:

3.2.1	the Company’s receipt of this Agreement signed by the Employee and the independent adviser's certificate as required by clause 6.4 of this Agreement; and

3.2.2	the Termination Date; and

3.2.3	the Employee’s compliance with clause 4.1 of this Agreement.

3.3	The Company will pay up to a maximum of £500 (plus VAT) towards the Employee’s reasonable legal fees incurred in obtaining advice on this Agreement provided that:

3.3.1	the Agreement is finalised and signed by both parties;

3.3.2	the fees relate only to advice concerning this Agreement; and

3.3.3	Employee’s Adviser (identified in clause 6.4) signs and delivers to the Company the endorsement in the form annexed to this Agreement,

in which case the fees will be paid to the firm at which the Employee’s Adviser practices within 30 days of the Company receiving a copy of an invoice from such firm addressed to the Employee but marked as “payable by CME Media Services Limited”.

3.4	The Company shall use reasonable endeavours to ensure that its officers will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employee or any statements which may have the effect of damaging or lowering the reputation of the Employee.

3.5	The Employee has been granted by CME Ltd. 124,134 (one hundred twenty four thousand one hundred thirty four ) restricted stock units (the "RSUs") under the terms of CME Ltd.'s Amended and Restated Stock Incentive Plan ("Stock Incentive Plan") which shall vest upon the Termination Date, provided that this Agreement has not been lawfully terminated prior to the Termination Date. Following the Termination Date, the Employee shall, and the Company shall use reasonable endeavours to procure that CME Ltd. shall, complete such documentation as is reasonably required to give effect to the vesting and settlement of the RSUs in accordance with the rules of the Stock Incentive Plan the corresponding award agreements for such RSUs and the CME Insider Trading Policy.

3.6	The Company shall reimburse the Employee up to USD 20,000 of reasonable expenses incurred in relocating yourself and your family from Prague, Czech Republic to Adelaide, Australia, provided that such expenses are supported by appropriately detailed invoices and that such expenses are incurred prior to February 15, 2014.

3.7	The Company shall reimburse to the Employee or cause to be paid the costs of preparing the Employee’s personal income tax return for the Czech Republic for the year ending 31 December 2013.

4	EMPLOYEE OBLIGATIONS

4.1	The Employee warrants that he:

4.1.1	will prior to or immediately on the Termination Date return to the Company:

(a)	all Confidential Information and Copies;

(b)	all books, documents, papers, computer discs and other media (including copies), laptops, mobile handsets, credit cards, keys, security pass, identity badge and all other property in whatever format belonging to or relating to the business of the Company or any Group Company or any of their suppliers, agents or clients that he knows (having conducted a reasonable search of the same) are in his possession or under his control; and

4.1.2	will prior to or immediately on the Termination Date irretrievably delete all documents and information belonging to, relating to, obtained from, or prepared for the Company, or any Group Company or any of its or their respective customers or clients that he has stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Company (including, without limitation, any email, documents or other data stored on any personal device) and inform the Company of any passwords used by him on computers which are the property of the Company or any Group Company; and

4.1.3	will, if requested to do so by the Company, provide a signed statement that he has complied fully with his obligations under clauses 4.1.1 and 4.1.2.

4.2	The Employee agrees:

4.2.1	to keep the terms of this Agreement and all discussions and other correspondence on this subject and the circumstances leading to the termination of his employment confidential and not to disclose them to any other person except to a professional adviser who has agreed to be bound by the restriction, the relevant tax authorities, his immediate family (who have agreed to be bound by the restriction) and except as may be required by law or by regulatory authorities or with the Company’s written consent;

4.2.2	not, whether directly or indirectly, to make, or publish any untrue, disparaging or derogatory statements in relation to the Company or any Group Company or its or their directors, officers, employees or shareholders or any statements which may have the effect of damaging or lowering the reputation of the Company or any Group Company or any of their directors, officers, employees or shareholders;

4.2.3	to provide the Company or any Group Company with such assistance as they may reasonably require in the conduct of such proceedings as may arise in respect of which the Company or its legal advisers believes the Employee may be able to provide assistance as a result of or in connection with the Employees’ employment by the Company and subject to reasonable notice, provided that the Company will pay reasonable expenses and compensate for reasonable loss of earnings or holiday incurred in providing such assistance insofar as the Employee’s assistance cannot be compelled by a court of competent jurisdiction;

4.2.4	not, except as may be required by law, to divulge to any person whatsoever or otherwise make use of (and shall use his best endeavours to prevent publication of) any trade secret or any Confidential Information concerning the business, or finances of the Company or any other Group Company or any of their dealings transactions or affairs or any such Confidential Information except insofar as any trade secret or Confidential Information may have come into the public domain, (other than as a result of any breach of any obligation made by the Employee to the Company).

4.3	The Employee authorises the Company to deduct any sums due to the Company or any Group Company from the Employee from the monies payable under this Agreement.

4.4	If the Employee materially breaches any provision of this Agreement or pursues a claim against the Company or any Group Company or any of their directors, officers, employees or shareholders notwithstanding the provisions of this Agreement, he acknowledges and agrees to pay to the Company a sum equal to CZK 29,185,664 (twenty-nine million one hundred eighty five thousand six hundred sixty four Czech koruna) and that the said sum is recoverable from him by the Company as a debt and that the Company shall be released from any continuing obligations under this Agreement.

4.5	The Employee warrants and represents to the Company as a strict condition of this Agreement and that as at the date of the Agreement:

4.5.1	he has not withheld or failed to disclose any material fact concerning the performance of his duties with the Company and/or any Group Company or any breach of any material term (express or implied) of his Contract which would have entitled the Company to have dismissed him summarily without notice or payment in lieu of notice (if he was still employed) and any payment of the Termination Payment is conditional upon this being so;

4.5.2	he has not and will not in the future request any personal data from the Company or any Group Company;

4.5.3	he has not presented a claim to an office of the Employment Tribunals or issued a claim in the High Court or County Court in England or Wales or any similar tribunal, agency or court in any other jurisdiction in respect of any claim in connection with the Employee’s employment or his directorships or the Contract or its termination and he undertakes that no such proceedings have been or will be issued in connection with the same (other than to enforce the provisions conferred or preserved by this Agreement referred to in clause 6.2.2 (a) and 6.2.2 (b) below) and further agrees that all monies paid to the Employee under this Agreement will be repayable to the Company, as a debt and upon demand if he breaches this provision;

4.5.4	there are no matters of which the Employee is aware relating to any act or omission by the Employee or by any other director, officer, employee, shareholder or agent of the Company or any Group Company which if disclosed to the Company would or might otherwise affect the Company's decision to enter into this Agreement;

4.5.5	as at the date of this Agreement, he is not aware nor ought reasonably to be aware of any facts or matters which might give rise to a claim by the Employee for personal injury against the Company or any Group Company;

4.5.6	he has acted in the best interests of the Company or any Group Company and has not knowingly committed any breach of duty of any kind owed to the Company or any Group Company; and

4.5.7	he has not as at the date of this Agreement obtained employment or entered into a contract for services, a consultancy agreement or any partnership or agency agreement with any person, firm or company and that he does not have any offer or expectation of an offer of employment or of a contract for services or consultancy or any partnership or agency agreement from any person, firm or company.

5	TAX

5.1	The monies paid under clause 3.1 above will be paid net of tax as well as any social and health insurance and any statutory deductions as are required by law, where applicable.

5.2	The Employee will indemnify the Company and any Group Company in respect of any additional tax, social insurance or health insurance in all cases if ultimately a liability of his as an employee, together with interest and/or any penalties for which the Company or any Group Company has to account (unless as a result of the default or delay of the Company) to any relevant taxing authority (including, but not limited to the relevant tax authorities in Czech Republic) in respect of this Termination Payment or the other terms contained in this Agreement or arising from the Contract provided always that prior to making any such payment the Company has notified the Employee of the tax claim or demand concerned and copied all relevant correspondence to the Employee within fourteen days of receipt and that the Employee will have the opportunity to make such representations as the Employee considers appropriate prior to the Company making the payment.

6	WAIVER OF CLAIMS

6.1	But for this Agreement, the Employee could bring proceedings against the Company, any Group Company and their respective officers, directors, shareholders or employees for the contractual, statutory and tortious claims listed below (although for the avoidance of doubt the Company does not accept liability for such claims):

6.1.1	a claim that the termination of the Employee's employment on the Termination Date was a wrongful dismissal;

6.1.2	a claim for breach of contract;

6.1.3	a claim that a failure by the Company or any Group Company to make a payment to the Employee of wages, fees, bonus, commission, holiday pay, sick pay, overtime payments or other benefits in kind was an unauthorised deduction from wages under the Employment Rights Act 1996 (as amended) ("ERA");

6.1.4	a claim that the termination of the Employee's employment was an unfair dismissal under the ERA;

6.1.5	a claim for a redundancy payment whether statutory or otherwise;

6.1.6	the following claims under the Equality Act 2010 ("Equality Act"):

(a)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to age under the Equality Act;

(b)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination because of or in relation to disability or because of something arising in consequence of the Employee's disability or discrimination by failure to comply with a duty to make reasonable adjustments or harassment because of or related to disability under the Equality Act;

(c)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to gender reassignment under the Equality Act;

(d)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to marriage or civil partnership under the Equality Act;

(e)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to race under the Equality Act;

(f)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to religion or belief under the Equality Act;

(g)	a claim that any act or omission of the Company at any time was unlawful discrimination or harassment because of or in relation to sex under the Equality Act;

(h)	a claim that any act or omission of the Company at any time was unlawful direct or indirect discrimination or harassment because of or in relation to sexual orientation under the Equality Act;

(i)	a claim that any act or omission of the Company at any time was victimisation under section 27 of the Equality Act;

6.1.7	a claim that by virtue of any act or omission of the Company at any time the Employee suffered a detriment on a ground set out in section 47B ERA (protected disclosure);

6.1.8	a claim under section 3 of the Protection from Harassment Act 1997 that the Employee has been subject to a course of conduct amounting to harassment;

6.1.9	a claim that the Company failed to comply with its obligations under the Data Protection Act 1998.

6.2	The terms of this Agreement are reached without admission of liability and are in full and final settlement of:

6.2.1	the Employee's claims listed under clause 6.1

6.2.2	all other claims or rights of action whatsoever past and future (if any) whether contractual, in common law, tort, statutory or otherwise and whether contemplated or not under United Kingdom, Czech (including under the Labour Code), and/or European Union law or under the law of any other country or jurisdiction elsewhere in the world which the Employee has or may have against the Company or any Group Company or their respective former or present officers, directors, shareholders, agents, workers, consultants or employees arising out of or in connection with the Employee's employment, the Contract or his directorships(s) or their termination and he irrevocably waives any such claims or rights of action which he now has (if any) or may become aware of hereafter but excluding:

(a)	any claims for personal injury which satisfy all of the following:

(i)	they do not relate to the matters covered by clauses 6.1.6 (a)-(i)

(ii)	at the date of this Agreement he was unaware of them; and

(iii)	at the date of this Agreement he may be reasonably be expected to be unaware of them

(b)	any claims in respect of accrued pension rights.

6.3	The Employee represents and warrants to the Company as a strict condition of this Agreement that as at the date of this Agreement:

6.3.1	he has disclosed to the relevant independent adviser (identified in clause 6.4) all facts or circumstances that may give rise to a claim against the Company or any Group Company or their respective officers, directors, shareholders or employees and he is not aware of any facts or circumstances that may give rise to such claim other than those claims specified in clause 6.1; and

6.3.2	the claims listed at clause 6.1 include all of the complaints, claims and concerns which the Employee has against the Company or any Group Company or their respective officers, directors shareholders or employees arising out of the Employee's employment under the Contract or any act or omission relating to the Employee's employment or his directorships(s) or relating to, arising out of or connected to the manner of their termination.

6.4	The Employee further represents and warrants to the Company as a strict condition of this Agreement that as at the date of this Agreement the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Employee's ability to pursue statutory rights before an employment tribunal. The name of the relevant independent adviser who has so advised the Employee is Emily Plosker of Brahams Dutt Badrick French LLP of 23 Austin Friars, London EC2N 2QP ("Employee's Adviser") and the Employee's Adviser has signed the endorsement annexed to this Agreement.

6.5	The Company and the Employee agree and acknowledge that the conditions regulating settlement agreements and settlement contracts contained in section 147 of the Equality Act, section 203(3) of the ERA, and regulating settlement agreements/compromise agreements/settlement contracts/compromise contracts contained in any other act or statutory instrument referred to in clause 6.1 are intended to be and have been satisfied.

6.6	The Employee shall indemnify the Company and any Group Company and their employees, directors, officers and shareholders in full and keep them fully indemnified for and against all and any claims, demands, judgements, orders, liabilities, damages, expenses or costs including without limitation all reasonable legal and professional fees and disbursements (together with VAT thereon) incurred by such parties arising out of or in connection with any breach by the Employee of the warranties in clauses 4 and 6 which warranties the Company has relied upon in entering into this Agreement.

6.7	The Employee agrees that, except for the payments and benefits provided for in clauses 2 and 3, he shall not be eligible for any further payment or provision of any remuneration, bonus, or other emolument or benefit, including share or incentive awards from the Company or any Group Company or any of their respective current and former employees, officers, directors or shareholders relating to his employment, or his directorship(s) or their termination, whether under the Contract or otherwise.

7	MISCELLANEOUS

7.1	Contracts (Rights of Third Parties) Act 1999

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement to the extent (but no more) set out in this clause.  Any Third Party shall be entitled to enforce the benefits conferred on it by this Agreement.  The consent of a Third Party shall not be required for the variation or termination of this Agreement even if that variation or termination affects the benefits conferred on any Third Party.

7.2	Binding Agreement

This Agreement, although marked “without prejudice” will, upon signature by all of the parties, be treated as an open document, evidencing an Agreement binding on the parties.

7.3	Governing Law and Jurisdiction

7.3.1	This Agreement is governed by and shall be construed in accordance with the Laws of England and Wales.

7.3.2	The parties to this Agreement submit to the exclusive jurisdiction of the Courts of England and Wales.

7.4	Entire Agreement

7.4.1	This Agreement and the Contract contains the entire agreement and understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the Employee’s employment and its termination (other than the third sentence of clause 9.3 and clauses 11 (Confidentiality), 12 (Intellectual Property), and 17 (Post-Employment Restrictions and Corporate Opportunities) of the Contract, which shall survive termination thereof.

7.4.2	Each of the parties acknowledges and agrees that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to any party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.

7.4.3	Nothing in this clause 7 shall operate to exclude any liability for fraud.

7.4.4	Nothing in this agreement shall prevent the Employee from disclosing information which he is entitled to disclose under sections 43A to 43L of the Employment Rights Act 1996 provided that the disclosure is made in accordance with the provisions of that Act.

Signed for and on behalf of the Company:	/s/ David Sturgeon
Dated:	17 October 2013

Signed by the Employee:	/s/ Anthony Chhoy
Dated:	17 October 2013